                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (Date of Earliest Event Reported): March 29, 2001
                                                           --------------




                             Delhaize America, Inc.
                             ----------------------
             (Exact name of registrant as specified in its charter)


                          Commission File No. 001-15275
                                              ---------

            North Carolina                            56-0660192
----------------------------------------          ------------------
    (State or other Jurisdiction                   (I.R.S. Employer
           of incorporation)                      Identification No.)

  2110 Executive Drive, P.O. Box 1330
       Salisbury, North Carolina                     28145-1330
----------------------------------------          ------------------
(Address of principal executive offices)             (Zip Code)

       Registrant's telephone number, including area code: (704) 633-8250
                                                           --------------

                                 Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure.

     We are conducting a bond offering (the "Offering") as part of a proposed refinancing or our indebtedness that was primarily incurred in connection with our acquisition of Hannaford Bros Co. ("Hannaford Bros."). In connection with the Offering, we intend to concurrently enter into a term loan with a syndicate of banks. We expect to use the net proceeds of the Offering and the term loan to repay in full our $2.5 billion term facility, of which approximately $2.4 billion was outstanding at the end of fiscal 2000. We intend to use any additional proceeds of the Offering towards the repayment of a portion of our other indebtedness and other financial obligations. The offering will be a private placement under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), and will be made only to qualified institutional buyers and outside the United States in accordance with Regulation S under the Securities Act. Included in the preliminary offering memorandum for the private placement are selected historical and pro forma financial statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations that have not been previously publicly reported. Copies of the selected historical and pro forma financial statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations, which have not been previously reported, are provided below.

     No assurance can be made that the bond offering will be completed. The proposed bonds have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This current report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering and sale would be unlawful.

     The statements contained in this report that are not historical facts are "forward-looking statements" (as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements involve inherent risks and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this report. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons. In any event, these statements speak only as of their dates; and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise.


                    DELHAIZE AMERICA SELECTED FINANCIAL DATA

   The following selected historical consolidated financial information has been derived from our historical financial statements and should be read in conjunction with the consolidated financial statements and notes thereto that are included elsewhere in the current report and should be read in conjunction with the consolidated financial statements and notes thereto that are included elsewhere in this current report.

                                              Fiscal Year Ended
                         ----------------------------------------------------------------
                          December
                             30,      January 1,   January 2,   January 3,   December 28,
                            2000         2000         1999         1998          1996
                         -----------  -----------  -----------  -----------  ------------
                                            (dollars in thousands)
OPERATING DATA:
Net sales and other
 revenues............... $12,669,932  $10,891,231  $10,230,840  $10,205,802   $9,015,502
Cost of goods sold......   9,562,855    8,209,491    7,794,754    7,857,106    6,972,239
Operating expenses......   2,522,094    2,077,781    1,894,989    1,866,529    1,615,386
Merger expense (1)......      38,546        1,465           --           --           --
Store closing provision
 (2)....................      42,834       12,605       14,321       84,402      (27,600)
Asset impairment
 provision (3)..........      26,961        1,495        3,460           --       22,187
Operating income........     476,642      588,394      523,316      397,765      433,290
Interest expense........     213,057      103,820       95,334      115,389       80,520
Income before income
 taxes..................     263,585      484,574      427,982      282,376      352,770
Net income..............     155,486      300,435      272,585      172,250      215,220

OTHER DATA:
EBITDA (4).............. $   956,495  $   866,295  $   801,770  $   711,974   $  603,414
EBITDA as a percentage
 of net sales...........         7.5%         8.0%         7.8%         7.0%         6.7%
Ratio of EBITDA to
 interest expense.......         4.5x         8.3x         8.4x         6.2x         7.5x
Ratio of earnings to
 fixed charges (5)......         1.9x         4.0x         3.8x         2.7x         3.8x
Store count.............       1,420        1,276        1,207        1,157        1,112
Total retail square
 footage (in
 thousands).............      51,366       43,020       38,887       36,107       32,615
Capital expenditures.... $   392,968  $   410,888  $   356,058  $   346,134   $  283,564

BALANCE SHEET DATA:
Cash and cash
 equivalents............ $   135,636  $   193,721  $   123,592  $    93,340   $  215,435
Total assets............   7,926,796    3,977,015    3,696,303    3,515,406    3,593,099
Long-term debt (6)......     455,240      426,930      429,763      586,355      495,111
Total debt (7)..........   3,321,436      731,764      533,281      668,880      746,094
Total capital lease
 obligations (8)........     631,094      502,819      514,600      510,355      491,005
Shareholders' equity....   2,441,159    1,678,866    1,598,922    1,333,185    1,225,088

--------
(1) Merger expense includes the amortization of costs incurred in connection with obtaining the approximately $2.5 billion term loan facility for our acquisition of Hannaford Bros. and costs incurred in connection with our proposed share exchange with Etablissements Delhaize Freres et cie "Le Lion" S.A. ("Delhaize Le Lion").

(2) Store closing provision includes costs incurred in connection with the closing of 36 stores, 16 stores and 33 stores in fiscal 2000, 1999 and 1998, respectively.

(3) Asset impairment provision includes the write-down of a portion of the recorded asset values of certain of our stores to estimated realizable values.

(4) EBITDA is defined by our Company as earnings before interest, taxes, depreciation, amortization, LIFO income/expense, merger expense, store closing provision and asset impairment provision. We do not represent EBITDA as an alternative measure to net income or cash flow from operations, which is determined in accordance with U.S. GAAP. Investors should note that our calculation of EBITDA might differ from similarly titled measures for other companies.

(5) For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges and less capitalized interest. Fixed charges are defined as the sum of interest on all indebtedness, including capitalized interest, amortization of debt issuance cost and one-third of annual rental expense, which we believe to be representative of an interest factor.

(6) Long-term debt consists of the portion of total long-term debt that matures subsequent to fiscal 2001.

(7) Total debt consists of short-term borrowings and total long-term debt.

(8) Total capital lease obligations consist of the current and long-term portion of present value of net minimum lease payments on capital leases.

                      UNAUDITED PRO FORMA INCOME STATEMENT

   The following unaudited pro forma income statement is presented based on the historical financial statements of our Company with adjustment for the effects of our acquisition of Hannaford Bros. on July 31, 2000, based on the assumptions and adjustments explained in the notes below. The unaudited pro forma condensed consolidated statement of income assumes that our acquisition of Hannaford Bros. was consummated at the beginning of fiscal 2000, and reflects adjustments to give effect to the disposition of Hannaford Bros. stores in the southeastern United States in connection with the acquisition and Hannaford Bros.' sale of a majority interest in an Internet-based grocery retail business.

   The unaudited pro forma condensed consolidated statement of income is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have been realized had the Hannaford Bros. acquisition been consummated at the beginning of fiscal 2000, nor is it necessarily indicative of our future consolidated results of operations. This unaudited pro forma condensed consolidated financial data does not include any anticipated annual pre-tax synergies expected to result from the acquisition, which are expected to be $40 million in the first full year after the acquisition increasing to $75 million in 2003.


                            Delhaize
                         America for the Hannaford Bros.
                         52 weeks ended  for the 30 weeks
                          December 30,    ended July 31,     Pro forma      Pro forma
                              2000             2000       adjustments (1)  consolidated
                         --------------- ---------------- ---------------  ------------
                                            (dollars in thousands)
Net sales and other
 revenues...............   $12,669,932      $1,992,449       $(359,315)    $14,303,066
Cost of goods sold......     9,562,855       1,496,579        (283,623)     10,775,811
Selling and
 administrative
 expense................     2,522,094         393,171         (10,376)(2)   2,904,889
Asset impairment
 provision..............        26,961             --              --           26,961
Store closing charge....        42,834         107,473        (107,473)         42,834
Merger expense..........        38,546          12,968            (352)         51,162
                           -----------      ----------       ---------     -----------
Operating income........       476,642         (17,742)         42,509         501,409
Interest expense........       213,057          10,572         112,288 (3)     335,917
                           -----------      ----------       ---------     -----------
Income before income
 taxes..................       263,585         (28,314)        (69,779)        165,492
Provision for income
 taxes..................       108,099         (10,759)        (12,201)(4)      85,139
                           -----------      ----------       ---------     -----------
Net income..............   $   155,486      $  (17,555)      $ (57,578)    $    80,353
                           ===========      ==========       =========     ===========

--------
(1) Includes adjustments related to Hannaford Bros.' sale or closure of its 51 southeastern U.S. retail locations and its sale of a majority interest in HomeRuns.com, an Internet-based grocery retail business. The pro forma adjustments related to the southeastern U.S. market divestiture include the elimination of net sales and other revenues of $356,014, cost of goods sold of $281,378, selling and administrative expense of $85,156 and store closing charges of $107,473, all of which specifically related to the divested southeastern U.S. market for the period from the beginning of fiscal 2000 to the acquisition date. The pro forma adjustments related to Hannaford Bros.' sale of a majority interest in HomeRuns.com include the elimination of net sales and other revenues of $3,301, cost of goods sold of $2,245 and selling and administrative expense of $3,847 for the period prior to Hannaford Bros.' sale of a majority interest in HomeRuns.com.

(2) Represents the amortization, on a straight line basis, of the acquired identifiable intangible assets and goodwill resulting from the Hannaford Bros. acquisition over the estimated useful lives of these assets which range from two to 40 years and the effect on property and equipment depreciation resulting from the adjustment to fair market value in the application of purchase accounting. The pro forma adjustment to increase amortization and depreciation expense was approximately $78.6 million, which, combined with the elimination of selling and administrative expenses as described in Note 1 above totaling $89.0 million, result in the pro forma adjustment of $10.4 million shown in the table above. The following table summarizes the useful lives used for goodwill and the identified intangible assets:

                                                                       Useful
                                                          Valuation     life
                                                         ----------- ----------
                                                         (dollars in
                                                          millions)
     Goodwill...........................................   $2,594      40 years
     Trademarks.........................................   $  229      40 years
     Distribution network...............................   $  123      40 years
     Workforce..........................................   $   61    2-13 years
     Favorable lease rights.............................   $   39    Lease term
     Prescription files.................................   $   28      15 years

(3) Includes the interest expense effect of approximately $2.6 billion of additional debt as a result of the transaction. Management has assumed an average interest rate (based on 30-day London Interbank Offered Rate, or LIBOR, plus a margin) which is the rate associated with the bridge financing secured for the initial financing of the cash consideration in our acquisition of Hannaford Bros. The effect of an interest rate change of 1/8 of 1% would increase/decrease interest expense approximately $3.2 million per year.

(4) Includes the anticipated tax effect of the pro forma adjustments listed above (excluding goodwill amortization). The principal difference in the effective tax rate for the consolidated pro forma statements of income relates to the non-deductible amortization of goodwill. We assumed a 38% (combined for federal and state tax) statutory tax rate in the tax calculation.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes that appear elsewhere in this offering memorandum.

Overview

   We reported net sales and other revenues of $12.7 billion in fiscal 2000, compared to $10.9 billion in fiscal 1999 and $10.2 billion in fiscal 1998. Net income was $155.5 million in fiscal 2000 compared to $300.4 million in fiscal 1999 and $272.6 million in fiscal 1998. Earnings before costs associated with the Hannaford Bros. acquisition and store closing and asset impairment provisions were $222.7 million in fiscal 2000 compared to $310.1 million and $283.6 million in fiscal 1999 and fiscal 1998, respectively.

   On July 31, 2000, we completed our acquisition of Hannaford Bros. The financial information discussed in this management's discussion and analysis includes the results of Hannaford Bros.' operations for the 22 weeks beginning July 31, 2000 and ending December 30, 2000.

   During fiscal 2000, we opened 66 new stores, closed 28 existing stores (including 10 relocations) and acquired 106 stores in the Hannaford Bros. acquisition, resulting in a net increase of 144 stores. At the end of fiscal 2000, we operated 1,420 stores, compared to 1,276 stores at the end of fiscal 1999 and 1,207 stores at the end of fiscal 1998. We remodeled 173 stores in fiscal 2000, compared to 145 stores in fiscal 1999 and 141 stores in fiscal 1998.

   EBITDA was $956.5 million in fiscal 2000, compared to $866.3 million in fiscal 1999 and $801.8 million in fiscal 1998, representing annual increases of 10.4% and 8.0%, respectively. Our management and industry analysts generally consider EBITDA to be a measurement of the financial performance of our company that provides a relevant basis for comparison among companies. EBITDA is not a measurement of financial performance under U.S. GAAP and should not be considered as a substitute for net income as a measure of performance, or for cash flow as a measure of liquidity. Investors should note that our calculation of EBITDA might differ from similarly titled measures for other companies. The following table sets forth, for the periods indicated, a calculation of our
EBITDA:

                                                    Fiscal Year Ended
                                            ----------------------------------
                                            December 30, January 1, January 2,
                                                2000        2000       1999
                                            ------------ ---------- ----------
                                                  (dollars in millions)
   Net income..............................    $155.5      $300.4     $272.6
   Add:
     LIFO (income)/expense.................      (1.0)        3.8       24.7
     Depreciation..........................     327.6       248.9      226.0
     Amortization of intangible assets.....      44.9         9.7       10.0
     Store closing provision...............      42.8        12.6       14.3
     Asset impairment provision............      27.0         1.5        3.5
     Merger expense........................      38.5         1.5         --
     Interest expense......................     213.1       103.8       95.3
     Income taxes..........................     108.1       184.1      155.4
                                               ------      ------     ------
   EBITDA..................................    $956.5      $866.3     $801.8
                                               ======      ======     ======
   EBITDA as a percent of sales and other
    revenues...............................       7.5%        8.0%       7.8%

Results of Operations

   The following table sets forth, for the periods indicated, the percentage which the listed amounts bear to net sales and other revenues:

                                                      Fiscal Year Ended
                                              ----------------------------------
                                              December 30, January 1, January 2,
                                                  2000        2000       1999
                                              ------------ ---------- ----------
Net sales and other revenues.................    100.00%     100.00%    100.00%
Cost of goods sold...........................     75.48       75.38      76.19
Selling and administrative expenses..........     19.91       19.08      18.52
Store closing provision......................      0.34        0.12       0.14
Asset impairment provision...................      0.21        0.01       0.03
Merger expense...............................      0.30        0.01         --
                                                 ------      ------     ------
Operating income.............................      3.76        5.40       5.12
Interest expense.............................      1.68        0.95       0.93
                                                 ------      ------     ------
Income before income taxes...................      2.08        4.45       4.19
Provision for income taxes...................      0.85        1.69       1.52
                                                 ------      ------     ------
Net income...................................      1.23%       2.76%      2.67%
                                                 ======      ======     ======

Sales

   We derive revenues primarily from the sales of products in our stores. Sales and other revenues were $12.7 billion in fiscal 2000, compared to $10.9 billion in fiscal 1999 and $10.2 billion in fiscal 1998, resulting in annual increases of 16.3%, 6.5% and 0.2%, respectively. Our increase in sales in fiscal 2000 primarily resulted from 106 stores acquired in our acquisition of Hannaford Bros., the opening of 66 new stores and the remodeling of 173 existing stores. Comparable store sales, which include results from expanded and relocated stores, increased 0.8% during fiscal 2000, compared to increases of 1.8% and 2.6% in fiscal 1999 and fiscal 1998, respectively.

   At the end of fiscal 2000, we operated 1,420 stores, which consisted of 1,176 stores operating under the Food Lion banner, 108 stores operating under the Hannaford and Shop 'n Save banners and 136 Kash n' Karry stores. In fiscal 2000, we opened 55 Food Lion stores, two Hannaford Bros. stores and nine Kash n' Karry stores. In fiscal 2000, we remodeled 134 Food Lion stores, five Hannaford Bros. stores and 34 Kash n' Karry stores. Our remodeling efforts included the updating of equipment and properties, as well as increasing the square footage and adding deli/bakeries to select stores. At the end of fiscal 2000, we had 51.4 million square feet of space in our stores, representing an increase of 19.4% compared to 43.0 million square feet of space at the end of fiscal 1999. During fiscal 2000, we also relocated 10 Food Lion stores and closed five Food Lion stores and 13 Save 'n Pak stores. We have discontinued the Save 'n Pak banner in Florida and expect to convert the remaining five Save 'n Pak stores to the Kash n' Karry banner in fiscal 2001.

   We continue to benefit from our MVP and PCC customer loyalty card programs. These programs, which are primarily vendor-supported, provide our customers with additional discounts on a selection of featured items. In fiscal 2000, the MVP customer loyalty card program at our Food Lion stores accounted for approximately 70% of Food Lion's sales and 50% of all transactions at Food Lion stores. In addition, during the last 12 weeks of fiscal 2000, more than seven million households used an MVP card and their purchases were two and one half to three times the size of non-MVP transactions. In fiscal 2000, the PCC loyalty card program at our Kash n' Karry stores accounted for approximately 50% of Kash n' Karry's sales and 40% of all transactions at Kash n' Karry stores. Items promoted on the PCC card averaged more than 2,000 per week in fiscal 2000 and PCC card transactions were almost twice the size of non-PCC card transactions. Kash n' Karry has currently issued more than one million PCC cards. Working with our vendors, we have increased targeted promotions and direct mail programs to our MVP and PCC card customers. We expect both the MVP and PCC loyalty card programs to continue to grow.

   In fiscal 2001, we intend to open 44 new stores, including 37 Food Lion stores, two Hannaford Bros. stores and five Kash n' Karry stores. During fiscal 2001, we also intend to relocate seven stores, resulting in a net increase of 37 stores. Our fiscal 2001 plans also include remodeling 217 stores, including 187 Food Lion stores, 15 Hannaford Bros. stores and 15 Kash n' Karry stores. We believe that our growth plan for 2001 will enable us to maintain our competitive edge in a number of our current markets. Store remodeling, on average, adds approximately 10% to a store's sales. In addition, we will continue to evaluate our store base and may close stores to take advantage of relocation opportunities or eliminate operating losses in under-performing stores. However, our growth strategy is flexible and we intend to revise our strategy accordingly in order to meet current and future customer needs.

Gross Profit

   Gross profit as a percentage of sales was 24.52% in fiscal 2000, compared to 24.62% and 23.81% in fiscal 1999 and fiscal 1998, respectively. Gross profit in fiscal 2000 was adversely affected by the cost of markdowns, changes in the mix of products sold at our Food Lion stores as we responded to an intense competitive environment in the southeastern United States and inventory shrinkage. We plan to continue or implement strategies for expanding gross margins, such as enhancing merchandise offerings, pursuing procurement opportunities, managing retail prices and reducing inventory shrinkage. Private label sales, which varied by banner from 15% to 20% of total sales in fiscal 2000, positively impact our gross profit percentage. The increase in gross profit in fiscal 1999 compared to fiscal 1998 was primarily due to category management initiatives and promotional activity through our MVP and PCC customer loyalty card programs.

Selling and Administrative Expense

   Selling and administrative expenses (which include depreciation and amortization) as a percentage of sales were 19.91% in fiscal 2000, 19.08% in fiscal 1999 and 18.52% in fiscal 1998. Excluding depreciation and amortization, selling and administrative expenses as a percentage of sales were 16.97%, 16.70% and 16.22% for fiscal 2000, fiscal 1999 and fiscal 1998, respectively. During fiscal 2000, selling and administrative expenses were negatively impacted as we continued to experience increasing labor costs due to the low unemployment rates in our operating markets, which, in turn, has created higher turnover as well as wage and benefit increases. Other increases in selling and administrative expenses in fiscal 2000 were store rent, utilities and store operating expenses incurred primarily as a result of 64 new leased stores and expansions of existing stores.

   Depreciation and amortization as a percentage of sales was 2.94% in fiscal 2000 compared to 2.37% in fiscal 1999 and 2.31% in fiscal 1998. In fiscal 2000, we recorded $35.6 million (0.28% of fiscal 2000 sales) in goodwill and intangible asset amortization due to the Hannaford Bros. acquisition. We constructed and equipped 64 leased stores and two owned stores and remodeled 173 stores during fiscal 2000. In fiscal 1999, we constructed and equipped 92 leased stores and eight owned stores and remodeled 145 stores and in fiscal 1998, we constructed and equipped 72 leased stores and seven owned stores and remodeled 141 stores.

Store Closings

   The following table is presented to show the number of stores closed and planned to be closed at the end of each year, along with the number of stores committed for closure during the year, the number of stores closed, the number of closed stores acquired and the number of stores sold or for which the lease was terminated.

                                                                  Planned
                                                           Closed Closings Total
                                                           ------ -------- -----
As of January 3, 1998.....................................  179      24     203
Stores added..............................................  --       33      33
Stores acquired...........................................    6     --        6
Planned closings completed................................   28     (28)    --
Stores sold/lease terminated..............................  (82)    --      (82)
Stores not closed (Kash n' Karry).........................  --       (3)     (3)
                                                            ---     ---     ---
As of January 2, 1999.....................................  131      26     157
Stores added..............................................  --       16      16
Stores acquired...........................................   14     --       14
Planned closings completed................................   35     (35)    --
Stores sold/lease terminated..............................  (24)    --      (24)
                                                            ---     ---     ---
As of January 1, 2000.....................................  156       7     163
Stores added..............................................  --       36      36
Stores acquired...........................................   25       1      26
Planned closings completed................................   30     (30)    --
Stores sold/lease terminated..............................  (24)    --      (24)
                                                            ---     ---     ---
As of December 30, 2000...................................  187      14     201
                                                            ===     ===     ===

   The following table reflects closed store liabilities at each year end and activity during the year including additions to closed store liabilities charged to operations, additions for closed stores acquired in purchase transactions, adjustments to liabilities based on changes in facts and circumstances and payments made.

                                                        2000    1999    1998
                                                       ------  ------  ------
                                                           (dollars in
                                                            millions)
Balance beginning of year............................. $106.8  $113.5  $130.5
Additions charged to earnings:
  Store closings--lease obligations...................   33.5    13.7    12.2
  Store closings--other exit costs....................    4.6     1.7     2.8
  Adjustments to prior year estimates--lease
   obligations........................................    0.8    (1.0)    1.1
  Adjustments to prior year estimates--other exit
   costs..............................................    3.9     --     (1.0)
  Reserves reversed to income.........................    --     (1.8)   (0.8)
                                                       ------  ------  ------
    Total charge to earnings..........................   42.8    12.6    14.3
                                                       ------  ------  ------
Reductions:
  Lease payments made.................................  (11.0)   (8.2)   (7.2)
  Lease termination payments..........................   (3.4)  (10.5)  (15.5)
  Payments for other exit costs.......................   (6.0)   (3.8)   (4.8)
                                                       ------  ------  ------
    Total reductions..................................  (20.4)  (22.5)  (27.5)
                                                       ------  ------  ------
Closed store liabilities associated with purchase
 transactions:
  Lease obligations...................................   39.8     2.4     2.8
  Other exit costs....................................   19.9     0.8     0.6
  Adjustment to goodwill..............................   (3.7)    --     (7.2)
                                                       ------  ------  ------
    Total acquired liabilities........................   56.0     3.2    (3.8)
                                                       ------  ------  ------
Balance at end of year................................ $185.2  $106.8  $113.5
                                                       ======  ======  ======

   The fiscal 2000 end of year balance of $185.2 million is comprised of lease liabilities and exit cost liabilities of $152.3 million and $32.9 million, respectively. The fiscal 1999 balance of $106.8 million is comprised of $96.9 million and $9.9 million, respectively, the fiscal 1998 balance of $113.5 million consisted of $102.3 million and $11.2 million, respectively and the fiscal 1998 opening balance consisted of $116.9 million and $13.6 million, respectively.

   We provided for closed store liabilities in each of the fiscal years presented above relating to the estimated post-closing lease liabilities and related other exit costs associated with the store closing commitments reflected in the above table. These other exit costs include estimated real estate taxes, common area maintenance, insurance and utility costs to be incurred after the store closes. Adjustments to closed store liabilities and other exit costs primarily relate to changes in subtenants and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Any excess store closing liability remaining upon settlement of the obligation is reversed to income in the period that such settlement is determined. We use a discount rate based on the current treasury note rates to calculate the present value of the remaining rent payments on closed stores.

   During fiscal 2000, we recorded additions to closed store liabilities of $59.7 million related to 26 store properties acquired, or for which the lease was assumed, in the Hannaford Bros. acquisition. All but one of the 26 stores included in the reserve had been closed prior to the acquisition date. The remaining activities associated with exiting these stores are to maintain the store under the leasehold requirements, to dispose of any owned property and equipment and to settle the remaining lease obligations. The acquired Hannaford Bros. liabilities for closed stores include $39.8 million related to the present value of future unrecoverable lease liabilities with remaining non-cancelable terms ranging from three to 22 years. Another accrued exit cost is approximately $19.9 million for activities that are directly related to the remaining lease obligations, comprised of $10.3 million for real estate taxes, $7.9 million for property maintenance and utilities and $1.7 million for property insurance. Accrued exit costs are paid over the remaining lease term. A non-cash reduction in the amount of approximately $3.7 million was made prior to December 30, 2000, with a corresponding reduction in goodwill principally related to a lease liability that was canceled.

   In fiscal 1999 and 1998, we acquired 14 closed stores and six closed stores, respectively. The related lease obligations and other exit costs of $3.2 million and $3.4 million for 1999 and 1998, respectively, were recorded as an addition to goodwill.

   In conjunction with the Kash n' Karry acquisition in late fiscal 1996, we identified 23 Kash n' Karry and Save 'n Pack locations for closing based on either unacceptable performance or an anticipated relocation of the store. We closed 13 of these stores in 1998 and four additional stores in 1999. Based on improved operating performance in 1998, a decision was made to not close three of the 23 identified Kash n' Karry and Save 'n Pack locations. The original estimated store-closing costs of $7.2 million related to these three stores were recognized as a reduction of goodwill in 1998. It has taken us an unusually longer than anticipated time to execute our Kash n' Karry and Save 'n Pack store closing plan due to real estate constraints in relocating the stores.

   The revenues and operating results for stores closed are not material to our total revenues and operating results for any of the fiscal years presented above. Future cash obligations for closed store liabilities are tied principally to the remaining non-cancelable lease payments less sublease payments to be received.

Impairment of Long-Lived Assets

   We periodically evaluate the period of depreciation or amortization for long-lived assets to determine whether current circumstances warrant revised estimates of useful lives. We monitor the carrying value of our long-lived assets, including intangible assets, for potential impairment based on projected undiscounted cash flows. If impairment is identified for long-lived assets other than real property, we compare the asset's future discounted cash flows to its current carrying value and record provisions for impairment as appropriate. With respect to owned property and equipment associated with closed stores, the value of the property and equipment is adjusted to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. Impairment of real property is recognized for the excess of carrying value over estimated fair market value, reduced by estimated direct costs of disposal. The carrying value of assets to be disposed amounted to approximately $36.6 million, $18.6 million and $21.0 million at December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

   The pre-tax charge included in our income statement for asset impairment amounts to $27.0 million, $1.5 million, and $3.5 million for 2000, 1999, and 1998, respectively. The fiscal 2000 impairment loss included $15.7 million attributable to certain under-performing store assets as reported in our third quarter based on discounted future cash flows associated with those store assets. The other impairment charges in each of the three fiscal years related principally to write-down of leasehold improvements and idle equipment from closed stores.

Merger Expenses

   Merger expenses in fiscal 2000 included principally the amortization of costs incurred in connection with the borrowings related to the Hannaford Bros. acquisition.

Interest Expense

   During fiscal 2000, we incurred interest expense of $213.1 million, compared to $103.8 million in fiscal 1999 and $95.3 million in fiscal 1998. As a percentage of sales, interest expense was 1.68% in fiscal 2000, 0.95% in fiscal 1999 and 0.93% in fiscal 1998. Interest expense increased in fiscal 2000 primarily as a result of short term borrowings related to the Hannaford Bros. acquisition.

   In fiscal 1998, we reached an agreement with the U.S. Internal Revenue Service, or IRS, regarding its examination of our tax years 1991 through 1994. As a result of this agreement, we received a refund related to taxes paid in previous years. The refund included interest income of $7.6 million, which was recorded during fiscal 1998 as a reduction to interest expense. In addition, interest expense was reduced by the conversion in fiscal 1998 of our convertible subordinated debentures to common stock.

LIFO

   Our inventories are stated at the lower of cost or market and we value approximately 83% of our inventory using the last-in, first-out, or LIFO, method. Our LIFO reserve decreased $1.0 million in fiscal 2000 compared to increases of $3.8 million in fiscal 1999 and $24.7 million in fiscal 1998. We experienced a slight deflationary impact in fiscal 2000 in categories such as grocery, pet food and alcoholic beverages, which were partially offset by inflation in categories such as paper products and cigarettes. In fiscal 1999 and fiscal 1998, LIFO increases were primarily due to an increase in cigarette costs.

Income Taxes

   The provision for income taxes was $108.1 million in fiscal 2000, $184.1 million in fiscal 1999 and $155.4 million in fiscal 1998. Our effective tax rate was 41.0% in fiscal 2000, 38.0% in fiscal 1999 and 36.3% in fiscal 1998. Our effective tax rate increased in fiscal 2000 over fiscal 1999 primarily as a result of non-deductible goodwill related to the Hannaford Bros. acquisition. Our effective tax rate for fiscal 1998 was reduced by the effect of a $7.2 million tax refund that we received from the IRS. We expect that our underlying effective tax rate for fiscal 2001 will be 38%, adjusted for the effect of non-deductible amortization of goodwill.

Liquidity and Capital Resources

   We have funded our operations and acquisitions from cash generated from our operations and borrowings.

   At the end of fiscal 2000, we had cash and cash equivalents of $135.6 million. We have historically generated positive cash flow from operations. Cash provided by operating activities was $646.2 million in fiscal 2000, compared to $505.9 million in fiscal 1999 and $441.1 million in fiscal 1998. Cash flows from operating activities increased in fiscal 2000 and fiscal 1999 primarily as a result of our net income before non-cash charges. In addition, in fiscal 2000, we were able to reduce our receivables and inventory, net of trade payables, by $100.7 million. Offsetting this cash inflow was an increase in fiscal 2000 in income tax receivable of $53.4 million. We initiated strategies in fiscal 2000 to decrease our receivables and inventory and expect to continue these strategies to generate additional cash flow in fiscal 2001. In both fiscal 1999 and fiscal 1998, we experienced an increase in inventory levels, net of trade payables, of $47.2 million and $72.0 million, respectively.

   Cash flows used in investing activities increased to $2.96 billion in fiscal 2000 compared to $391.3 million in fiscal 1999 and $246.2 million in fiscal 1998. The increase in investing activities in fiscal 2000 was primarily due to approximately $2.6 billion of cash used in the Hannaford Bros. acquisition, partially offset by increased proceeds from the sale of assets, which was attributable to the disposition of divested store properties related to the Hannaford Bros. acquisition. The increase in investing activities in fiscal 1999 compared to fiscal 1998 was primarily the result of an increase in capital expenditures. In addition, the decrease in investing activities in fiscal 1998 included proceeds from the sale of properties associated with the divestiture of our stores in the southwestern United States.

   Capital expenditures were $393.0 million in fiscal 2000 compared to $410.9 million in fiscal 1999 and $356.1 million in fiscal 1998. During fiscal 2000, we opened 66 new stores and renovated 173 existing stores and continued to expand square footage and add deli/bakeries in some of these stores as we did in fiscal 1999. During fiscal 1999, we opened 100 new stores and renovated 145 existing stores. During fiscal 1998, we opened 79 new stores and renovated 141 existing stores.

   Total store square footage increased 19.4% from 36.2 million square feet at the end of fiscal 1999 to 43.2 million square feet at the end of fiscal 2000, primarily due to the acquisition of 106 Hannaford Bros. stores and the opening of 66 new stores. Total store square footage increased 10.6% from 32.7 million square feet in fiscal 1998 to 36.2 million square feet at the end of fiscal 1999. Our total distribution space was 10.3 million square feet at the end of fiscal 2000 and 8.7 million square feet at the end of each of fiscal 1999 and fiscal 1998. The increase in distribution space in fiscal 2000 was primarily due to our acquisition of Hannaford Bros. and its related distribution centers.

   In fiscal 2001, we plan to incur approximately $450 million of capital expenditures, including approximately $202 million to renovate over 200 stores, approximately $105 million for new stores and approximately $143 million primarily for information technology, logistics and distribution. Specifically, we expect to open a total of 44 new stores and remodel and/or expand approximately 200 existing stores, increasing square footage by 4.0% to 53.4 million square feet. We plan to finance capital expenditures during fiscal 2001 through funds generated from operations and existing bank facilities.

   Cash provided by financing activities was $2.3 billion in fiscal 2000 compared to cash provided by financing activities of $44.5 million in fiscal 1999 and $164.6 million in fiscal 1998. Cash provided by financing activities increased in fiscal 2000 primarily as a result of $2.4 billion in short-term borrowings for the Hannaford Bros. acquisition. In fiscal 2000, we paid merger-related financing costs of $46.0 million, which primarily includes fees paid in connection with the financing for the Hannaford Bros. acquisition. The decrease in cash flows provided by financing activities in fiscal 1999 was primarily the result of proceeds received under short-term borrowings offset partially by funds used under our share repurchase plan, as described below, and principal payments on long-term debt.

   During the third quarter of fiscal 1999, we suspended our share repurchase program as a result of our announced plan to acquire Hannaford Bros. We expended $142.7 million for the purchase of Class A and

Class B shares during fiscal 1999 compared to $50.2 million in 1998. The table below sets forth information regarding our share repurchases during fiscal 1999 and fiscal 1998.

        Fiscal                                             Class A     Class B
      ----------                                         ----------- -----------
      1999
        Shares purchased................................   2,759,700   1,636,100
        Average purchase price.......................... $     32.37 $     32.61
           Total purchased.............................. $89,331,489 $53,353,221
      1998
        Shares purchased................................   1,028,567     632,333
        Average purchase price.......................... $     31.11 $     28.80
           Total purchased.............................. $31,998,719 $18,211,190

Debt

   At the end of fiscal 2000, we had approximately $2.4 billion outstanding under a $2.5 billion 364-day term loan facility that matures in July 2001. The borrowings under this facility were used to fund the cash portion of the purchase price of the Hannaford Bros. acquisition. Our outstanding debt under this facility had an interest rate of 8.1875% at the end of fiscal 2000. We intend to use the proceeds of this offering and a new term loan to repay this indebtedness in full.

   We maintain two revolving credit facilities with a syndicate of commercial banks that provides us with $1.0 billion in committed lines of credit, of which $500.0 million will expire in November 2001 and the remaining $500.0 million will expire in July 2005. At the end of fiscal 2000, we had $285.0 million in outstanding borrowings under our credit facilities, compared to $205.0 million at the end of fiscal 1999. During fiscal 2000, we had average borrowings of $190.7 million at a daily weighted average interest rate of 7.95%. During fiscal 1999, we had average borrowings of $81.2 million at a daily weighted average interest rate of 7.53%.

   At the end of fiscal 2000, our company also had outstanding medium-term notes of $122.3 million due from 2001 to 2006 at interest rates of 8.40% to 8.73% and outstanding medium-term notes of $106.7 million due from 2001 to 2017 at interest rates of 6.16% to 14.15%. At the end of fiscal 2000, we also had long-term debt securities outstanding of $300.0 million, of which $150.0 million matures in 2007 at an interest rate of 7.55% and $150.0 million matures in 2027 at an interest rate of 8.05%. We also had mortgage notes payable of $42.9 million due from 2001 to 2011 at interest rates of 7.55% to 10.35% at the end of fiscal 2000.

   We also enter into significant leasing obligations related to our store properties. Capital lease obligations outstanding at the end of fiscal 2000 were $631.1 million compared to $502.8 million at the end of fiscal 1999. These leases generally have terms of up to 20 years. We also had significant operating lease commitments at the end of fiscal 2000. Total annual minimum operating lease commitments are approximately $225.0 million in fiscal 2001, including approximately $29.0 million related to closed store properties, decreasing gradually to approximately $209.6 million in 2005, including approximately $23.8 million related to closed store properties.

   As set forth in the table below, we also have periodic short-term borrowings under informal credit arrangements that are available to us at the lenders' discretion.

                                       Fiscal Year Ended
                               ----------------------------------
                               December 30, January 1, January 2,
                                   2000        2000       1999
                               ------------ ---------- ----------
                                     (dollars in millions)
      Outstanding borrowings
       at year end............    $ 40.0      $77.0      $41.0
      Average borrowings......      64.4       20.7       12.2
      Maximum amount
       outstanding............     125.0      105.0      100.0
      Daily weighted average
       interest rate..........      7.36%      5.60%      5.47%

Market Risk

   Our company is exposed to changes in interest rates primarily as a result of our long-term debt requirements. Our interest rate risk management objectives are to limit the effect of interest rate changes on earnings and cash flows and to lower overall borrowing costs. We maintain certain fixed-rate debt to take advantage of lower relative interest rates currently available. We have not entered into any of our financial instruments for trading purposes.

   We entered into interest rate hedge agreements to hedge against potential increases in interest rates prior to this offering. At the end of fiscal 2000, the notional amount of these hedge agreements was $1.75 billion. These hedge agreements are structured to hedge against the risk of increasing market interest rates based on U.S. treasury rates, with the specified rates based on the expected maturities of the securities that we are offering in this offering memorandum and the expected maturity of our new term loan.

   In October 2000, we entered into related agreements to limit the amount of any unrealized loss associated with future interest rate reductions to approximately $197.6 million before taxes. We paid $19.8 million as consideration for these agreements, which is being amortized to expense over the period of the contract through March 2001.

   We believe that the issuance of debt is probable and the contractual interest rates in the agreements are highly correlated with the expected interest rates to be incurring on the debt. These agreements are expected to be settled upon issuance of the securities offered in this offering memorandum. Upon settlement of these agreements, the realized gain or loss that we will pay or receive will be deferred and will be amortized as interest expense over the life of the underlying debt. At the end of fiscal 2000, the unrealized loss related to these agreements was $197.6 million before taxes. At the end of fiscal 1999, the unrealized gain related to these agreements was $7.2 million before taxes.

   We are subject to risk of nonperformance by the counterparties to these agreements. We regularly monitor the creditworthiness of these counterparties and do not anticipate nonperformance, as substantially all of the counterparties are large U.S. financial institutions.

   The table set forth below provides cash flows and related interest rates of our long-term debt by fiscal year of maturity.

                          2001   2002    2003   2004   2005   Thereafter Fair Value
                         ------  -----  ------  -----  -----  ---------- ----------
                                         (dollars in millions)
Medium-term notes....... $119.5  $10.9  $ 20.5  $ 8.0  $11.2    $ 58.9     $230.1
Average interest rate...   8.28%  7.13%   7.82%  7.06%  7.42%     7.15%
Debt securities.........     --     --      --     --     --    $300.0     $272.4
Average interest rate...     --     --      --     --     --      7.80%
Mortgage payables....... $  5.4  $ 6.0  $  6.1  $ 5.4  $ 3.2    $ 21.5     $ 47.6
Average interest rate...   9.29%  9.22%   9.12%  8.98%  8.94%     8.94%
Other note payable...... $  1.3  $ 1.6  $  2.0     --     --        --     $  4.9
Fixed interest rate.....  11.25% 11.25%  11.25%    --     --        --         --

Self Insurance

   We are self-insured for our workers' compensation, general liability and vehicle accident claims. We establish reserves based on an actuarial valuation of open claims reported and an estimate of claims incurred but not yet reported. Maximum self-insured retention, including defense costs per occurrence, is $500,000 per individual claim for workers' compensation, automobile liability and general liability. We are insured to cover costs, including defense costs, in excess of these limits. It is possible that the final resolution of some of these claims may require us to make significant expenditures in excess of our existing reserves over an extended period of time, and in a range of amounts that cannot be reasonably estimated.

Impact of Inflation

   During fiscal 2000, we experienced slight deflation on merchandise purchases. As in prior years, we experienced an increase in our labor costs during the year which was partially offset by increased productivity.

Recently Issued Accounting Standards

   Statement of Financial Accounting Standards, or SFAS, No. 133, as amended, requires entities to report all derivatives as assets or liabilities in their statements of financial position at fair value. Adoption of SFAS No. 133 is required beginning in the first quarter of fiscal 2001. If we had adopted SFAS No. 133 early, an unrealized loss associated with an interest rate hedge on this offering in the amount of approximately $122.5 million, net of tax, would have been recognized as other comprehensive loss in our statement of shareholders' equity at December 30, 2000.

                        INDEX TO FINANCIAL STATEMENTS OF
                             DELHAIZE AMERICA, INC.


                                                                           Page
                                                                           ----
Report of Independent Accountants........................................  F-2

Consolidated Statements of Income for the Fiscal Years Ended December 30,
 2000, January 1, 2000 and January 2, 1999...............................  F-3

Consolidated Balance Sheets as of December 30, 2000 and January 1, 2000..  F-4

Consolidated Statements of Cash Flows for the Fiscal Years Ended December
 30, 2000, January 1, 2000 and January 2, 1999...........................  F-5

Consolidated Statements of Shareholders' Equity for the Fiscal Years
 Ended December 30, 2000, January 1, 2000 and January 2, 1999............  F-6

Notes to Consolidated Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Delhaize America, Inc.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Delhaize America, Inc. and subsidiaries (the "Company") at December 30, 2000 and January 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Charlotte, North Carolina
February 6, 2001

                             DELHAIZE AMERICA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                             (Dollars in thousands except per
                                                      share amounts)
                                            -----------------------------------
                                            Year Ended
                                             December   Year Ended  Year Ended
                                                30,     January 1,  January 2,
                                               2000        2000        1999
                                            ----------- ----------- -----------
Net sales and other revenues............... $12,669,932 $10,891,231 $10,230,840
Cost of goods sold.........................   9,562,855   8,209,491   7,794,754
Selling and administrative expenses........  2,522,094   2,077,781   1,894,989
Store closing provision....................      42,834      12,605      14,321
Asset impairment provision.................      26,961       1,495       3,460
Merger expense.............................      38,546       1,465         --
                                            ----------- ----------- -----------
Operating income...........................     476,642     588,394     523,316
Interest expense...........................     213,057     103,820      95,334
                                            ----------- ----------- -----------
Income before income taxes.................     263,585     484,574     427,982
Provision for income taxes.................     108,099     184,139     155,397
                                            ----------- ----------- -----------
  Net income............................... $   155,486 $   300,435 $   272,585
                                            =========== =========== ===========
Earnings per share:
  Basic....................................       $0.94       $1.91       $1.71
  Diluted..................................       $0.92       $1.91       $1.71


   The accompanying notes are an integral part of the consolidated financial statements.

                             DELHAIZE AMERICA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                         (Dollars in thousands
                                                           except per share
                                                               amounts)
                                                        -----------------------
                                                        December 30, January 1,
                                                            2000        2000
                                                        ------------ ----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $  135,636  $  193,721
  Receivables..........................................     204,695     210,106
  Income tax receivable................................      82,483      29,056
  Inventories..........................................   1,260,532   1,157,695
  Prepaid expenses.....................................      49,409      26,734
  Deferred tax assets..................................      49,996      55,611
                                                         ----------  ----------
    Total current assets...............................   1,782,751   1,672,923
Property and equipment, net............................   2,825,241   2,039,569
Intangible assets, net.................................   3,275,718     254,276
Other assets...........................................      43,086      10,247
                                                         ----------  ----------
Total assets...........................................  $7,926,796  $3,977,015
                                                         ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings................................  $2,740,000  $  302,000
  Accounts payable.....................................     762,552     572,940
  Accrued expenses.....................................     339,837     304,462
  Capital lease obligations--current...................      30,622      23,877
  Long-term debt--current..............................     126,196       2,834
  Other liabilities--current...........................      64,494      45,251
                                                         ----------  ----------
    Total current liabilities..........................   4,063,701   1,251,364
Long-term debt.........................................     455,240     426,930
Capital lease obligations..............................     600,472     478,942
Deferred income taxes..................................     153,018       7,421
Other liabilities......................................     213,206     133,492
                                                         ----------  ----------
    Total liabilities..................................   5,485,637   2,298,149
                                                         ----------  ----------
Commitments and contingencies (see Note 16)............         --          --
Shareholders' equity:
  Class A non-voting common stock, $.50 par value;
   authorized 1,500,000,000 shares; 105,996,000 shares
   issued and outstanding at December 30, 2000 and
   79,931,000 shares at January 1, 2000................      52,998      39,965
  Class B voting common stock, $.50 par value;
   authorized 1,500,000,000 shares; 75,290,000 shares
   issued and outstanding at December 30, 2000 and
   January 1, 2000.....................................      37,645      37,645
Additional paid-in capital.............................     841,961     155,280
Retained earnings......................................   1,508,555   1,445,976
                                                         ----------  ----------
    Total shareholders' equity.........................   2,441,159   1,678,866
                                                         ----------  ----------
    Total liabilities and shareholders' equity.........  $7,926,796  $3,977,015
                                                         ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                             DELHAIZE AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year Ended  Year Ended Year Ended
                                             December 30, January 1, January 2,
                                                 2000        2000       1999
                                             ------------ ---------- ----------
                                                   (Dollars in thousands)
Cash flows from operating activities
 Net income................................   $  155,486   $300,435   $272,585
                                              ----------   --------   --------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization...........      372,541    258,512    236,021
   Non-cash portion of merger expense......       27,634        --         --
   Loss (gain) on disposals of property....        6,896     (3,835)    (8,192)
   Store closing provisions................       42,834     12,605     14,321
   Asset impairment provisions.............       26,961      1,495      3,460
   Deferred income taxes...................       27,970     30,116     44,999
   Other...................................        3,525        --         --
   Changes in operating assets and
    liabilities net of effect of
    acquisition:
     Receivables...........................       30,807    (11,838)   (31,096)
     Income tax receivable.................      (53,427)   (19,038)    (3,146)
     Inventories...........................      100,598    (54,060)  (120,891)
     Prepaid expenses......................       (2,843)     5,384      2,042
     Other assets..........................       (1,081)    (6,400)     2,243
     Accounts payable......................      (30,736)     6,822     48,941
     Accrued expenses......................      (35,117)     8,049     19,451
     Income taxes payable..................        4,565        --         --
     Other liabilities.....................      (30,408)   (22,326)   (39,659)
                                              ----------   --------   --------
      Total adjustments....................      490,719    205,486    168,494
                                              ----------   --------   --------
      Net cash provided by operating
       activities..........................      646,205    505,921    441,079
                                              ----------   --------   --------
Cash flows from investing activities
 Capital expenditures......................     (392,968)  (410,888)  (356,058)
 Proceeds from sale of property............       76,346     19,622    109,850
 Investment in Hannaford, net of cash
  acquired.................................   (2,637,870)       --         --
 Other investment activity.................       (9,508)       --         --
                                              ----------   --------   --------
      Net cash used in investing
       activities..........................   (2,964,000)  (391,266)  (246,208)
                                              ----------   --------   --------
Cash flows from financing activities
 Proceeds under 364-day term loan
  facility.................................    2,415,000        --         --
 Net proceeds under short-term borrowings..       23,000    241,000    (19,000)
 Principal payments on long-term debt......      (21,441)   (42,517)    (6,154)
 Proceeds from issuance of long-term debt..        4,935        --         --
 Principal payments under capital lease
  obligations..............................      (27,272)   (22,518)   (22,172)
 Direct financing costs....................      (45,998)       --         --
 Dividends paid............................      (92,907)   (78,994)   (71,271)
 Repurchase of common stock................          --    (142,694)   (50,192)
 Proceeds from issuance of common stock....        4,393      1,197      4,170
                                              ----------   --------   --------
      Net cash provided by (used in)
       financing activities................    2,259,710    (44,526)  (164,619)
                                              ----------   --------   --------
Net (decrease) increase in cash and cash
 equivalents...............................      (58,085)    70,129     30,252
Cash and cash equivalents at beginning of
 year......................................      193,721    123,592     93,340
                                              ----------   --------   --------
Cash and cash equivalents at end of year...   $  135,636   $193,721   $123,592
                                              ==========   ========   ========


   The accompanying notes are an integral part of the consolidated financial statements.

                             DELHAIZE AMERICA, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                            Class
                          Class A             B
                          Common            Common           Additional     Other
 (Dollars and shares in    Stock            Stock             Paid-in   Comprehensive   Unearned    Retained
  thousands except per    Shares   Amount   Shares  Amount    Capital      Income     Compensation  Earnings     Total
     share amounts)       -------  -------  ------  -------  ---------- ------------- ------------ ----------  ----------
Balances January 3,
 1998...................   78,741  $39,371  77,575  $38,788   $157,111        --             --    $1,097,915  $1,333,185
 Cash dividends
  declared:
   Class A--$.4500 per
    share                                                                                             (36,832)    (36,832)
   Class B--$.4440 per
    share                                                                                             (34,439)    (34,439)
 Sale of stock..........      249      124                       3,834                                              3,958
 Repurchase of common
  stock.................   (1,029)    (515)   (632)    (316)   (49,361)                                           (50,192)
 Restricted shares (See
  Note 13)..............       10        5                         207                                                212
 Converted debt.........    4,660    2,330                     108,115                                            110,445
 Net income.............                                                                              272,585     272,585
                          -------  -------  ------  -------   --------       ---        -------    ----------  ----------
Balances January 2,
 1999...................   82,631   41,315  76,943   38,472    219,906        --             --     1,299,229   1,598,922
 Cash dividends
  declared:
   Class A--$.5040 per
    share                                                                                             (41,045)    (41,045)
   Class B--$.4980 per
    share                                                                                             (37,949)    (37,949)
 Sale of stock..........       55       27                       1,189                                              1,216
 Repurchase of common
  stock.................   (2,760)  (1,380) (1,636)    (819)   (66,421)                               (74,074)   (142,694)
 Restricted shares (See
  Note 13)..............       28       14                         606                                                620
 Cash in lieu of
  fractional shares
  in connection with
  reverse stock split...      (23)     (11)    (17)      (8)                                             (620)       (639)
 Net income.............                                                                              300,435     300,435
                          -------  -------  ------  -------   --------       ---        -------    ----------  ----------
Balances January 1,
 2000...................   79,931   39,965  75,290   37,645    155,280        --             --     1,445,976   1,678,866
 Cash dividends
  declared:
   Class A--$.5772 per
    share                                                                                             (49,960)    (49,960)
   Class B--$.5704 per
    share                                                                                             (42,947)    (42,947)
 Sale of stock..........      365      183                       2,429                                              2,612
 Restricted shares (See
  Note 13)..............       77       38                       1,048                                              1,086
 Stock consideration
  given in Hannaford
  acquisition including
  options, net of
  issuance costs........   25,623   12,812                     681,509                                            694,321
 Shares granted under
  restricted plan.......                                         9,818                   (9,818)                       --
 Amortization of
  restricted stock......                                                                  1,611                     1,611
 Unrealized gain on
  securities............                                                      84                                       84
 Net income.............                                                                              155,486     155,486
                          -------  -------  ------  -------   --------       ---        -------    ----------  ----------
Balances December 30,
 2000...................  105,996  $52,998  75,290  $37,645   $850,084       $84        $(8,207)   $1,508,555  $2,441,159
                          =======  =======  ======  =======   ========       ===        =======    ==========  ==========


   The accompanying notes are an integral part of the consolidated financial statements.

                             DELHAIZE AMERICA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Nature of Operations

   As of December 30, 2000, Delhaize America, Inc. (the "Company") operated 1,420 retail food supermarkets and 12 distribution centers in 16 states in the eastern United States. The Company's stores, which are operated under the names of "Food Lion," "Hannaford," and "Kash n' Karry," sell a wide variety of groceries, produce, meats, dairy products, seafood, frozen foods, deli/bakery and non-food items, such as health and beauty care, prescriptions, and other household and personal products.

 Principles of Consolidation

   In August 1999, the Company changed its name from Food Lion, Inc. to Delhaize America, Inc., and in connection therewith substantially all of the assets and operations of the Company's Food Lion business were transferred to a newly-formed, wholly-owned, direct subsidiary of the Company. This transaction had no effect on the Company's consolidated financial statements since the transfers were among the Company's wholly-owned subsidiaries and were recorded at historical book values. As a result of this transaction, the Company is structured as a holding company with several wholly-owned operating subsidiaries. Delhaize America, Inc., the holding company, serves as the consolidating entity for all of the Company's supermarket chains.

   The consolidated financial statements include the accounts of Delhaize America, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

 Operating Segment

   The Company engages in one line of business, the operation of general food supermarkets located in the eastern United States.

 Fiscal Year

   The Company's fiscal year ends on the Saturday nearest to December 31. Fiscal years 2000, 1999 and 1998 ended on December 30, 2000, January 1, 2000, and January 2, 1999, respectively. Fiscal years 2000, 1999 and 1998 each included 52 weeks.

 Use of Estimates in Financial Statements

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Negative cash balances of $32.9 million and $0.5 million at December 30, 2000 and January 1, 2000, respectively, have been reclassified to Accounts Payable on the Company's Consolidated Balance Sheet.

 Accounts Receivable

   Accounts receivable principally include amounts due from suppliers, coupon handling fees, customer returned checks, pharmacy insurance programs and sublease tenants. Amounts due from suppliers are recognized as earned. Amounts received related to contractual purchasing commitments are deferred and recognized as a reduction to cost of goods sold over the period of the purchasing commitment.

                             DELHAIZE AMERICA, INC.

 Inventories

   Inventories are stated at the lower of cost or market. Inventories valued using the last-in, first out (LIFO) method comprised approximately 83% of inventories, in both 2000 and 1999, respectively. Meat, produce, deli and bakery inventories are valued on the first-in, first-out (FIFO) method. If the FIFO method were used entirely, inventories would have been $141.9 million and $142.9 million greater in 2000 and 1999, respectively. Application of the LIFO method resulted in a decrease in the cost of goods sold of $1.0 million in 2000, with increases of $3.8 million and $24.7 million for 1999 and 1998, respectively.

 Property and Equipment

   Property is stated at historical cost and depreciated on a straight-line basis over the estimated service lives of assets, generally as follows:

     Buildings...................................................  40 years
     Furniture, fixtures and equipment...........................  3-14 years
     Leasehold improvements......................................  8 years
     Vehicles....................................................  7-10 years
     Property under capital leases...............................  Lease term

 Intangible Assets

   Intangible assets primarily include goodwill, trademarks and favorable lease rights, all of which have been acquired in conjunction with acquisitions accounted for under the purchase method of accounting. Intangible assets are amortized on a straight-line basis over the estimated useful lives. The following table summarizes the useful lives:

     Goodwill.................................................... 20 or 40 years
     Trademarks.................................................. 40 years
     Distribution network........................................ 40 years
     Workforce................................................... 2-13 years
     Favorable lease rights...................................... Lease term
     Prescription files.......................................... 15 years

 Impairment of Long-Lived Assets

   The Company periodically evaluates the period of depreciation or amortization for long-lived assets to determine whether current circumstances warrant revised estimates of useful lives. The Company monitors the carrying value of its long-lived assets, including intangible assets, for potential impairment based on projected undiscounted cash flows. If impairment is identified for long-lived assets other than real property, the Company compares the asset's future discounted cash flows to its current carrying value and records provisions for impairment as appropriate. With respect to owned property and equipment associated with closed stores, the value of the property and equipment is adjusted to reflect recoverable values based on the Company's previous efforts to dispose of similar assets and current economic conditions. Impairment of real property is recognized for the excess of carrying value over estimated fair market value, reduced by estimated direct costs of disposal. The carrying value of assets to be disposed amounted to approximately $36.6 million, $18.6 million and $21.0 million at December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

   The pre-tax charge included in the income statement for asset impairment amounts to $27.0 million, $1.5 million, and $3.5 million for 2000, 1999, and 1998, respectively. The fiscal 2000 impairment loss included $15.7 million attributable to certain under-performing store assets as reported in the Company's third quarter based on discounted future cash flows associated with those store assets. The other impairment charges in each of the three fiscal years related principally to write-down of leasehold improvements and idle equipment from closed stores.

                             DELHAIZE AMERICA, INC.

 Deferred Income Taxes

   Deferred tax liabilities or assets are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse.

 Revenue Recognition

   Revenues from the sale of products to the Company's customers are recognized at the point of sale. The Company offers loyalty cards to its Food Lion and Kash n' Karry customers. Merchandise price reductions from the regular retail price are given at the point of sale to customers presenting a loyalty card. The discounts given at the point of sale are recognized as a reduction in sales as products are sold. Funding from suppliers for these discounts, if available, is recognized at the time the related products are sold and is recorded as a reduction of cost of sales.

 Cost of Goods Sold

   Purchases are recorded net of cash discounts and other supplier discounts. Cost of goods sold includes warehousing, distribution, and advertising costs.

 Advertising Costs

   Advertising costs are expensed as incurred and included in cost of goods sold. The Company recognizes co-operative advertising income received from suppliers as a reduction of advertising expense in the period in which the related expense occurs. The Company recorded advertising expense of $79.2 million in 2000, $67.3 million in 1999 and $67.0 million in 1998.

 Capitalized Interest

   The Company capitalizes interest costs incurred to bring certain assets to their intended use. Capitalized interest was $3.4 million in 2000, $2.8 million in 1999 and $2.4 million in 1998.

 Store Opening Costs

   Costs associated with the opening of new stores are expensed as incurred.

 Store Closing Costs

   Plans related to store closings are completed within one year of making the decision to close, and the Company generally intends to actually complete the closings within a one-year period following the business decision to close. As most of the Company's stores are located in leased facilities, a lease liability (recorded in Other Liabilities in the Consolidated Balance Sheet) is recorded for the present value of the estimated remaining non-cancelable lease payments after the closing date, net of estimated subtenant income. In addition, the Company records a liability for expenditures to be incurred after the store closing which are required under

                             DELHAIZE AMERICA, INC.

leases or local ordinances for site preservation during the period before lease termination or sale of the property. These other exit costs include estimated real estate taxes, common area maintenance, insurance and utility costs to be incurred after the store closes. The value of owned property and equipment related to a closed store is reduced to reflect recoverable values based on the Company's previous efforts to dispose of similar assets and current economic conditions. Any reductions in the recorded value of owned property and equipment for closed stores is reflected as an asset impairment charge. The Company discontinues depreciation on owned property and equipment for closed stores at the date of closing. Disposition efforts related to store leases and owned property begins immediately following the store closing.

   Inventory write-downs, if any, in connection with store closings, are classified in cost of sales. Costs to transfer inventory and equipment from closed stores are expensed as incurred. Severance costs are rarely incurred in connection with store closings. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is no longer needed for its originally intended purpose is reversed to income in a timely manner.

   Significant cash outflows associated with closed stores relate to ongoing lease payments. Because closed store leases are classified consistently with capital leases, the principal portion of lease payments reduces the lease liability, while the interest portion of the lease payment is recorded as interest expense in the current period.

 Self Insurance

   The Company is self-insured for workers' compensation, general liability and vehicle accident claims. The self-insurance liability is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. Maximum self-insured retention, including defense costs per occurrence, is $500,000 per individual claim for workers' compensation, automobile liability and general liability. The Company is insured for covered costs, including defense costs, in excess of these limits.

   Self insurance expense related to the above totaled $43.8 million in 2000, $32.0 million in 1999, and $34.2 million in 1998. Total claim payments were $37.3 million in 2000, $32.9 million in 1999, and $31.2 million in 1998.

 Statements of Cash Flows

   Selected cash payments and non-cash activities were as follows:

                                                      2000      1999     1998
                                                   ---------- -------- --------
                                                      (Dollars in thousands)
Cash payments for income taxes.................... $  129,582 $175,816 $127,352
Cash payments for interest, net of amounts
 capitalized......................................    199,072  103,717  103,820
Non-cash investing and financing activities:
  Capitalized lease obligations incurred for store
   properties and equipment.......................     98,215   43,173   62,608
  Capitalized lease obligations terminated for
   store properties and equipment.................     16,244   32,436   36,191
  Conversion of long term debt to stock...........        --       --   110,445
Acquisition of Hannaford:
  Fair value of assets acquired...................  4,079,087      --       --
  Cash paid.......................................  2,637,870      --       --
  Stock consideration and options given in
   acquisition....................................    698,230      --       --
  Liabilities assumed.............................    743,087      --       --

                             DELHAIZE AMERICA, INC.

 Earnings Per Share

   The following table represents a reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share:

                                                        2000     1999     1998
                                                      -------- -------- --------
                                                        (Dollars in thousands
                                                      except per share amounts)
Earnings per basic share:
Net income..........................................  $155,486 $300,435 $272,585
Weighted average common shares outstanding..........   166,176  157,109  159,361
Basic earnings per share............................  $   0.94 $   1.91 $   1.71
Earnings per diluted share:
Net income..........................................  $155,486 $300,435 $272,585
Weighted average common shares outstanding..........   166,176  157,109  159,361
Dilutive employee stock options and restricted stock
 grants.............................................     2,489      188      346
Weighted average common shares outstanding for
 purposes of computing diluted net income per
 share..............................................   168,665  157,297  159,707
Diluted earnings per share..........................  $   0.92 $   1.91 $   1.71

   The Company has 7,179,852 outstanding stock options (See Note 13) as of December 30, 2000 of which 1,217,215 shares were not included in the computation of the diluted earnings per share, since the option exercise price was greater than the average market price of the common shares and therefore, the effect would be anti-dilutive.

   Restricted shares are included in the diluted earnings per share when granted and in the basic earnings per share when earned.

 Fair Value of Financial Instruments

   Accounting principles generally accepted in the United States require the disclosure of the fair value of certain financial instruments where estimates of fair value are practicable. Significant judgment is required to develop estimates of fair value. Estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Fair values stated are as of year-end and may differ significantly from current estimates.

   Cash and cash equivalents and short-term borrowings: The carrying amount of these items approximates fair value.

   Long-term debt: At December 30, 2000 and January 1, 2000, the Company estimated that the fair value of its long-term debt was approximately $555.0 million and $413.6 million, respectively. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt with the same remaining maturities.

   Off-balance sheet instruments: The fair value of interest rate hedging agreements (See Note 7) is estimated using the present value of the difference between the contracted rates and the applicable forward rates. At December 30, 2000, the net unrealized loss on such agreements was approximately $197.6 million before taxes.

 Reclassification

   Certain financial statement items previously reported have been reclassified to conform to the current year's format.

                             DELHAIZE AMERICA, INC.

 Recently Issued Accounting Standards

   Statement of Financial Accounting Standards (SFAS) No. 133, as amended, requires entities to report all derivatives as assets or liabilities in their statements of financial position at fair value. Adoption of SFAS No. 133 is required beginning in the first quarter of fiscal 2001. If the Company had adopted SFAS No. 133 early, an unrealized loss associated with the interest rate hedge on the Company's anticipated debt offering in the amount of approximately $122.5 million, net of tax, would have been recognized as other comprehensive loss in the Company's Statement of Shareholders' Equity at December 30, 2000.

2. Acquisition

   On July 31, 2000, the Company completed its acquisition of Hannaford Bros. Co. ("Hannaford"), a Maine-based supermarket retailer, in a cash and stock transaction totaling $3.5 billion. The Company began including the results of operations of Hannaford prospectively from July 31, 2000.

   As consideration for the merger, the Company paid cash of approximately $2.772 billion, and issued 25.6 million shares of the Company's Class A Common Stock having an aggregate value of approximately $658.3 million. The Company also issued fully vested options with an estimated fair value of $39.9 million in exchange for options held by Hannaford employees. Additional direct costs incurred in connection with the acquisition, principally investment banking, legal, and other professional fees, in the amount of $22.1 million have been included in the purchase price allocation.ion.

   The Hannaford acquisition was accounted for using the purchase method of accounting. The purchase price is allocated to acquired assets and liabilities based on their estimated fair values at the date of the acquisition, and any excess is allocated to goodwill. Allocation of the purchase price is subject to revision, which is not expected to be material, based on the final determination of fair value of certain acquired assets and liabilities related principally to closed store properties. The acquisition resulted in goodwill of approximately $2.6 billion, which will be amortized over 40 years.

   The net purchase price was initially allocated as follows:

                                                                      (Dollars
                                                                         in
                                                                     thousands)
                                                                     ----------
     Current assets................................................. $  401,776
     Property and equipment.........................................    746,171
     Goodwill.......................................................  2,575,103
     Identified intangible and other non-current assets.............    512,617
     Current liabilities............................................   (324,197)
     Non-current liabilities........................................   (418,890)
                                                                     ----------
     Purchase price................................................. $3,492,580
                                                                     ==========

   The following table reflects the results of operations on a pro forma basis as if the acquisition had been completed as of the beginning of the fiscal years presented. This pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the dates indicated, nor are they necessarily indicative of future operating results. These unaudited pro forma results do not include any anticipated cost savings or other effects of the merger on operations.

                                                           2000        1999
                                                        ----------- -----------
                                                         (Dollars in thousands
                                                           except per share
                                                               amounts)
     Net sales......................................... $14,303,066 $13,653,940
     Net income........................................      80,353     210,377
     Basic earnings per share.......................... $      0.44 $      1.15
     Diluted earnings per share........................ $      0.44 $      1.13

                             DELHAIZE AMERICA, INC.

3. Property and Equipment

   Property and equipment consists of the following:

                                                             2000       1999
                                                          ---------- ----------
                                                               (Dollars in
                                                               thousands)
     Land and improvements............................... $  267,000 $  107,811
     Buildings...........................................    599,276    395,168
     Furniture, fixtures and equipment...................  1,817,342  1,484,898
     Vehicles............................................    126,679     98,863
     Leasehold improvements..............................    852,531    602,105
     Construction in progress............................     47,146     57,307
                                                          ---------- ----------
                                                           3,709,974  2,746,152
     Less accumulated depreciation.......................  1,401,300  1,149,260
                                                          ---------- ----------
                                                           2,308,674  1,596,892
                                                          ---------- ----------

     Property under capital leases.......................    718,709    588,038
     Less accumulated depreciation.......................    202,142    145,361
                                                          ---------- ----------
                                                             516,567    442,677
                                                          ---------- ----------
                                                          $2,825,241 $2,039,569
                                                          ========== ==========

   Depreciation expense totaled $327.6 million, $248.9 million and $226.0 million for 2000, 1999 and 1998, respectively.

   At December 30, 2000 and January 1, 2000, the Company had $36.6 million and
$18.6 million (net book value), respectively, in property held for sale.

4. Intangible Assets

   Intangible assets are comprised of the following:

                                                             2000       1999
                                                          ---------- ----------
                                                               (Dollars in
                                                               thousands)
     Goodwill............................................ $2,794,964 $  207,901
     Trademarks..........................................    287,000     58,000
     Distribution network................................    123,000         --
     Workforce...........................................     61,000         --
     Favorable lease rights..............................     55,797     17,750
     Prescription files..................................     28,000         --
                                                          ---------- ----------
                                                           3,349,761    283,651
     Less accumulated amortization.......................     74,043     29,375
                                                          ---------- ----------
                                                          $3,275,718 $  254,276
                                                          ========== ==========

5. Accrued Expenses

   Accrued expenses consist of the following:

                                                                2000     1999
                                                              -------- --------
                                                                 (Dollars in
                                                                 thousands)
     Payroll and compensated
      absences............................................... $101,934 $ 75,061
     Employee benefit plan...................................   84,431  114,875
     Accrued interest........................................   33,205   15,080
     Closed store liabilities--current.......................   32,898    9,900
     Other...................................................   87,369   89,546
                                                              -------- --------
                                                              $339,837 $304,462
                                                              ======== ========

                             DELHAIZE AMERICA, INC.

6. Employee Benefit Plan

   The Company has a non-contributory retirement plan covering all employees at Food Lion and Kash n' Karry with one or more years of service. Employees' benefits under the plan become vested after five years of consecutive service. Forfeitures of the plan are used to off-set plan expenses. The plan provides benefits to participants upon death, retirement or termination of employment with the Company. Contributions to the retirement plan are determined by the Company's Board of Directors. Expense related to the plan totaled $81.2 million in 2000, $108.8 million in 1999 and $94.9 million in 1998.

   Hannaford maintains a non-contributory, defined benefit pension plan covering approximately 50% of its employees. The plan provides for payment of retirement benefits on the basis of employees' length of service and earnings. The Company's policy is to fund the plan based upon legal requirements and tax regulations. Plan assets consist of common stocks, cash and cash equivalents and fixed income investments.

   Hannaford provides a defined contribution 401(k) plan to substantially all employees. The amount charged to expense for this plan in fiscal 2000 from the acquisition date through December 30, 2000 was approximately $2.3 million.

   The following table sets forth the change in plans' benefit obligations and assets as well as the plans' funded status reconciled with the amounts shown in the Company's financial statements for the Hannaford non-contributory, defined benefit pension plan from the acquisition date to December 30, 2000.

                                                                         2000
                                                                      ----------
                                                                       (Dollars
                                                                          in
                                                                      thousands)
     Change in benefit obligation:
       Benefit obligation at acquisition.............................  $ 94,574
       Service cost..................................................     1,754
       Interest cost.................................................     2,912
       Actuarial loss (gain).........................................       (63)
       Benefits paid.................................................    (6,008)
                                                                       --------
       Benefit obligation at end of year.............................  $ 93,169
                                                                       --------
     Change in plan assets:
       Fair value of plan assets at acquisition......................  $106,286
       Actual return on plan assets..................................     1,463
       Employer contribution.........................................       371
       Benefits paid.................................................    (6,008)
                                                                       --------
       Fair value of plan assets at end of year......................  $102,112
                                                                       --------
     Funded status...................................................    $8,943
       Unrecognized transition obligation (asset)....................       --
       Unrecognized prior service cost...............................       --
       Unrecognized net actuarial loss...............................     3,014
                                                                       --------
       Prepaid (accrued) benefit cost................................  $ 11,957
                                                                       ========

   With respect to the Hannaford defined benefit retirement plan, a 5.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000.

                             DELHAIZE AMERICA, INC.

   The components of net periodic pension costs for the Hannaford plans from the acquisition date to December 30, 2000 were as follows:

                                                                       2000
                                                                    ----------
                                                                     (Dollars
                                                                        in
                                                                    thousands)
     Components of net periodic pension cost:
       Service cost................................................  $ 1,754
       Interest expense............................................    2,912
       Expected return on plan assets..............................   (4,568)
                                                                     -------
                                                                     $    98
                                                                     =======
     Weighted-average assumptions as of September 30, 2000 (the plan's
      measurement date):
       Discount rate...............................................     7.50%
       Expected return on plan assets..............................    10.50%
       Rate of compensation increase...............................     4.50%

The effect of a 1% change in the assumed health care cost trend rates on the benefit obligation or net periodic pension cost for postretirement benefits would not be material to the Company's consolidated financial statements.

7. Long-Term Debt

   Long-term debt consists of the following:

                                                               2000     1999
                                                             -------- --------
                                                                (Dollars in
                                                                thousands)
     Medium-term notes, due from 2001 to 2006. Interest
      ranges from 8.40% to 8.73%............................ $122,300 $123,300
     Debt securities, 7.55%, due 2007.......................  150,000  150,000
     Debt securities, 8.05%, due 2027.......................  150,000  150,000
     Medium-term notes, due from 2001 to 2017. Interest
      ranges from 6.16% to 14.15%...........................  106,659      --
     Mortgage payables due from 2001 to 2011. Interest
      ranges from 7.55% to 10.35%...........................   42,912      --
     Mortgage payables due from 2001 to 2011. Interest
      ranges from 7.50% to 9.30%............................    4,630    5,148
     Other..................................................    4,935    1,316
                                                             -------- --------
                                                              581,436  429,764
     Less current portion...................................  126,196    2,834
                                                             -------- --------
                                                             $455,240 $426,930
                                                             ======== ========

   At December 30, 2000, $84.4 million (net book value) in property was pledged as collateral for mortgage payables.

                             DELHAIZE AMERICA, INC.

   Approximate maturities of long-term debt in the years 2001 through 2005 are $126.2, $18.5, $28.6, $13.4, and $14.4 million, respectively.

   The Company entered into agreements to hedge against a potential increase in interest rates prior to the planned future bond issues related to the acquisition of Hannaford Bros. Co. (See Note 2). The agreements are structured to hedge against the risk of increasing market interest rates based on U.S. treasury rates, with the specified rates based on the expected maturities of the planned debt issue. The notional amount of the agreements totals $1.75 billion. The Company believes the issuance of the debt is probable, and the contractual interest rates in the agreements are highly correlated with the expected interest rates to be incurred on the debt.

   In October 2000, the Company entered into related agreements to limit the amount of any unrealized loss associated with future interest rate reduction to approximately $197.6 million before taxes. The Company paid $19.8 million as consideration for these agreements which is being amortized to expense over the period of the contract through March 2001.

   The agreements will be settled upon issuance of the debt. Upon settlement of the agreements, the realized gain or loss to be paid or received by the Company will be amortized as interest expense over the life of the underlying debt. At December 30, 2000, the unrealized loss related to these agreements was $197.6 million before taxes. At January 1, 2000, the unrealized gain related to these agreements was $7.2 million before taxes.

   The Company is subject to risk of nonperformance by the counterparties to the agreement. The Company regularly monitors the creditworthiness of the counterparties and does not anticipate nonperformance by the counterparties, who are major US financial institutions.

8. Credit Arrangements

   The Company maintains two revolving credit facilities with a syndicate of commercial banks providing $1.0 billion in committed lines of credit, of which $500.0 million will expire in November 2001 and the remaining $500.0 million in July 2005. As of December 30, 2000, the Company had $285.0 million in outstanding borrowings. During 2000, the Company had average borrowings of $190.7 million at a daily weighted average interest rate of 7.95%. There were borrowings of $205.0 million outstanding at January 1, 2000.

   The Company obtained, in connection with the Hannaford acquisition, a 364-day term loan facility providing $2.5 billion that expires in July 2001. As of December 30, 2000, the Company had $2.4 billion in outstanding borrowings under this facility bearing interest at a rate of 8.1875%. During 2000, the Company had average borrowings of $1.0 billion at a daily weighted average interest rate of 8.07%. The Company paid fees for this term loan facility of $29.5 million which are being amortized to expense over the expected outstanding term. The related expense in 2000 is classified in Merger Expense in the Company's Consolidated Statements of Income. The Company plans to refinance this term loan through a long-term debt offering to occur in early 2001.

   In addition, the Company has periodic short-term borrowings under other informal arrangements. Outstanding borrowings under these arrangements were $40.0 million at December 30, 2000 at an average interest rate of 7.58% and $77.0 million at January 1, 2000 at an average interest rate of 6.37%.

9. Leases

   The Company's stores operate principally in leased premises. Lease terms for open stores generally range from 10 to 25 years with renewal options ranging from five to 20 years. The average remaining lease term for

                             DELHAIZE AMERICA, INC.

closed stores is 8.9 years. The following schedule shows, as of December 30, 2000, the future minimum lease payments under capital and operating leases.

                                                          Operating Leases
                                                      ------------------------
                                             Capital     Open
                                             Leases     Stores   Closed Stores
                                             -------    ------   -------------
                                                  (Dollars in thousands)
     2001.................................. $ 103,554 $  196,277   $ 28,971
     2002..................................   103,652    197,856     25,712
     2003..................................   103,221    193,840     25,622
     2004..................................   102,088    189,677     24,800
     2005..................................   101,340    185,765     23,811
     Thereafter............................   918,310  1,663,102    153,053
                                            --------- ----------   --------
       Total minimum payments.............. 1,432,165 $2,626,517   $281,969
     Less estimated executory costs........    42,954
                                            ---------
     Net minimum lease payments............ 1,389,211
     Less amount representing interest.....   758,117
                                            ---------
     Present value of net minimum lease
      payments............................. $ 631,094
                                            =========

   Minimum payments have not been reduced by minimum sublease income of $53.2 million due over the term of non-cancelable subleases.

   The Company recognizes rent expense for operating leases with step rent provisions on a straight-line basis over the minimum lease term.

   Total rent payments (net of sublease income) under operating leases for open and closed stores are as follows:

                                                       2000     1999     1998
                                                       ----     ----     ----
                                                       (Dollars in thousands)
     Minimum rents.................................. $195,584 $169,954 $172,481
     Contingent rents, based on sales...............      251      101      255
                                                     -------- -------- --------
                                                     $195,835 $170,055 $172,736
                                                     ======== ======== ========

   In addition, the Company has signed lease agreements for additional store facilities, the construction of which were not complete at December 30, 2000. The leases expire on various dates extending to 2025 with renewal options generally ranging from 10 to 20 years. Total future minimum rents under these agreements are approximately $374.5 million.

                             DELHAIZE AMERICA, INC.

10. Closed Store Liabilities

   The following table is presented to show the number of stores closed and planned to be closed at the end of each year, along with the number of stores committed for closure during the year, the number of stores closed, the number of closed stores acquired and the number of stores sold or for which the lease was terminated.

                                                                  Planned
                                                           Closed Closings Total
                                                           ------ -------- -----
As of January 3, 1998.....................................  179      24     203
Stores added..............................................  --       33      33
Stores acquired...........................................    6     --        6
Planned closings completed................................   28     (28)    --
Stores sold/lease terminated..............................  (82)    --      (82)
Stores not closed (Kash n' Karry).........................  --       (3)     (3)
                                                            ---     ---     ---
As of January 2, 1999.....................................  131      26     157
Stores added..............................................  --       16      16
Stores acquired...........................................   14     --       14
Planned closings completed................................   35     (35)    --
Stores sold/lease terminated..............................  (24)    --      (24)
                                                            ---     ---     ---
As of January 1, 2000.....................................  156       7     163
Stores added..............................................  --       36      36
Stores acquired...........................................   25       1      26
Planned closings completed................................   30     (30)    --
Stores sold/lease terminated..............................  (24)    --      (24)
                                                            ---     ---     ---
As of December 30, 2000...................................  187      14     201
                                                            ===     ===     ===

                             DELHAIZE AMERICA, INC.

   The following table reflects closed store liabilities at each year end and activity during the year including additions to closed store liabilities charged to operations, additions for closed stores acquired in purchase transactions, adjustments to liabilities based on changes in facts and circumstances and payments made. See Note 1 for further discussion of related asset impairment provisions.

                                                        2000    1999    1998
                                                       ------  ------  ------
                                                           (dollars in
                                                            millions)
Balance beginning of year............................. $106.8  $113.5  $130.5
Additions charged to earnings:
  Store closings--lease obligations...................   33.5    13.7    12.2
  Store closings--other exit costs....................    4.6     1.7     2.8
  Adjustments to prior year estimates--lease
   obligations........................................    0.8    (1.0)    1.1
  Adjustments to prior year estimates--other exit
   costs..............................................    3.9     --     (1.0)
  Reserves reversed to income.........................    --     (1.8)   (0.8)
                                                       ------  ------  ------
    Total charge to earnings..........................   42.8    12.6    14.3
                                                       ------  ------  ------
Reductions:
  Lease payments made.................................  (11.0)   (8.2)   (7.2)
  Lease termination payments..........................   (3.4)  (10.5)  (15.5)
  Payments for other exit costs.......................   (6.0)   (3.8)   (4.8)
                                                       ------  ------  ------
    Total reductions..................................  (20.4)  (22.5)  (27.5)
                                                       ------  ------  ------
Closed store liabilities associated with purchase
 transactions:
  Lease obligations...................................   39.8     2.4     2.8
  Other exit costs....................................   19.9     0.8     0.6
  Adjustment to goodwill..............................   (3.7)    --     (7.2)
                                                       ------  ------  ------
    Total acquired liabilities........................   56.0     3.2    (3.8)
                                                       ------  ------  ------
Balance at end of year................................ $185.2  $106.8  $113.5
                                                       ======  ======  ======

   The fiscal 2000 end of year balance of $185.2 million is comprised of lease liabilities and exit cost liabilities of $152.3 million and $32.9 million, respectively. The fiscal 1999 balance of $106.8 million is comprised of $96.9 million and $9.9 million, respectively, and the fiscal 1998 balance of $113.5 million consisted of $102.3 million and $11.2 million, respectively, and the fiscal 1998 opening balance is comprised of $116.9 million and $13.6 million, respectively.

   The Company provided for closed store liabilities in each of the fiscal years presented above relating to the estimated post-closing lease liabilities and related other exit costs associated with the store closing commitments reflected in the above table. These other exit costs include estimated real estate taxes, common area maintenance, insurance and utility costs to be incurred after the store closes. Adjustments to closed store liabilities and other exit costs primarily relate to changes in subtenants and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Any excess store closing liability remaining upon settlement of the obligation is reversed to income in the period that such settlement is determined. The Company uses a discount rate based on the current treasury note rates to calculate the present value of the remaining rent payments on closed stores.

   During fiscal 2000, the Company recorded additions to closed store liabilities of $59.7 million related to 26 store properties acquired, or for which the lease was assumed, in the Hannaford acquisition. All but one of the 26 stores included in the reserve had been closed prior to the acquisition date. The remaining activities associated with exiting these stores are to maintain the store under the leasehold requirements, to dispose of any owned property and equipment and to settle the remaining lease obligations. The acquired Hannaford liabilities for closed stores include $39.8 million related to the present value of future unrecoverable lease

                             DELHAIZE AMERICA, INC.

liabilities with remaining non-cancelable terms ranging from 3 to 22 years. Other accrued exit cost are approximately $19.9 million for activities that are directly related to the remaining lease obligations, comprised of $10.3 million for real estate taxes, $7.9 million for property maintenance and utilities and $1.7 million for property insurance. Accrued exit costs are paid over the remaining lease term. A non-cash reduction in the amount of approximately $3.7 million was made prior to December 30, 2000, with a corresponding reduction in goodwill principally related to a lease liability that was canceled.

   In fiscal 1999 and 1998, the Company acquired 14 closed stores and 6 closed stores, respectively. The related lease obligations and other exit costs of $3.2 million and $3.4 million for 1999 and 1998, respectively were recorded as an addition to goodwill.

   In conjunction with the Kash n' Karry acquisition in late fiscal 1996, the Company identified 23 Kash n' Karry locations for closing based on either unacceptable performance or an anticipated relocation of the store. The Company closed 13 of these stores in 1998 and 4 additional stores in 1999. Based on improved operating performance in 1998, a decision was made to not close 3 of the 23 identified Kash n' Karry locations. The original estimated store-closing costs of $7.2 million related to these three stores were recognized as a reduction of goodwill in 1998. It has taken the Company an unusually longer than anticipated time to execute its Kash n' Karry store closing plan due to real estate constraints in relocating the stores.

   The revenues and operating results for stores closed are not material to the Company's total revenues and operating results for any of the fiscal years presented above. Future cash obligations for closed store liabilities are tied principally to the remaining non-cancelable lease payments less sublease payments to be received. See Note 9 for a summary of the gross future cash flows for closed store leased obligations.

11. Income Taxes

   Provisions for income taxes for 2000, 1999 and 1998 consist of the following:

                                                      Current  Deferred  Total
                                                      -------- -------- --------
                                                        (Dollars in thousands)
     2000
       Federal....................................... $ 73,251 $21,215  $ 94,466
       State.........................................    6,878   6,755    13,633
                                                      -------- -------  --------
                                                      $ 80,129 $27,970  $108,099
                                                      ======== =======  ========
     1999
       Federal....................................... $134,195 $27,123  $161,318
       State.........................................   19,828   2,993    22,821
                                                      -------- -------  --------
                                                      $154,023 $30,116  $184,139
                                                      ======== =======  ========
     1998
       Federal....................................... $ 95,839 $40,199  $136,038
       State.........................................   14,559   4,800    19,359
                                                      -------- -------  --------
                                                      $110,398 $44,999  $155,397
                                                      ======== =======  ========

                             DELHAIZE AMERICA, INC.

   The Company's effective tax rate varied from the federal statutory rate as follows:

                                                               2000  1999  1998
                                                               ----  ----  ----
     Federal statutory rate................................... 35.0% 35.0% 35.0%
     State income taxes, net of federal tax benefit...........  3.4   3.1   2.9
     Federal refund...........................................  0.0   0.0  (1.7)
     Goodwill.................................................  4.2   0.4   0.4
     Other.................................................... (1.6) (0.5) (0.3)
                                                               ----  ----  ----
                                                               41.0% 38.0% 36.3%
                                                               ====  ====  ====

   The components of deferred income tax assets and liabilities at December 30, 2000 and January 1, 2000 are as follows:

                                                             2000       1999
                                                           ---------  ---------
                                                               (Dollars in
                                                               thousands)
     Current assets:
       Inventories........................................ $   5,520  $   5,233
       Accrued expenses...................................    44,476     50,378
                                                           ---------  ---------
     Total current assets.................................    49,996     55,611
                                                           ---------  ---------
     Non-current assets/(liability):
       Depreciation and amortization......................  (293,813)  (145,853)
       Leases.............................................    49,886     45,786
       Provision for store closings.......................    67,771     68,116
       Tax loss carryforwards.............................    42,100     18,358
       Valuation allowance................................   (27,938)       --
       Other..............................................     8,976      6,172
                                                           ---------  ---------
     Total non-current assets/(liability).................  (153,018)    (7,421)
                                                           ---------  ---------
       Net deferred taxes................................. $(103,022) $  48,190
                                                           =========  =========

   The valuation allowance relates to state net operating loss carryforwards generated by Hannaford in the Southeast for which realization is not considered likely.

12. Other Liabilities

   Other liabilities consist of the following:

                                                             2000     1999
                                                           -------- --------
                                                                (Dollars in
                                                                thousands)
     Closed store liabilities............................. $152,342 $ 96,876
     Self insurance reserves..............................  108,311   72,424
     Other................................................   17,047    9,443
                                                           -------- --------
                                                            277,700  178,743
     Less current portion.................................   64,494   45,251
                                                           -------- --------
                                                           $213,206 $133,492
                                                           ======== ========

                             DELHAIZE AMERICA, INC.

13. Stock Options and Restricted Stock Plans

   The Company has a stock option plan under which options to purchase up to
9.4 million shares of Class A common stock may be granted to officers and key employees at prices equal to fair market value on the date of the grant. Options become exercisable as determined by the Stock Option Committee of the Board of Directors of the Company on the date of grant, provided that no option may be exercised more than ten years after the date of grant.

   A summary of shares reserved for outstanding options for the last three fiscal years, activity during each year and related weighted average exercise price is presented below:

                                                                Weighted Average
                                                      Shares     Exercise Price
                                                      ------    ----------------
     2000
       Outstanding at beginning of year............. 1,345,595       $26.60
       Granted...................................... 1,751,094        21.27
       Conversion of Hannaford options.............. 4,186,194         8.44
       Exercised....................................  (367,326)        7.22
       Forfeited/expired............................  (252,246)       22.24
                                                     ---------       ------
       Outstanding at end of year................... 6,663,311        13.83
                                                     ---------       ------
       Options exercisable at end of year........... 4,085,490         9.58
                                                     ---------       ------

     1999
       Outstanding at beginning of year.............   940,046       $24.63
       Granted......................................   588,353        29.12
       Exercised....................................   (53,325)       22.50
       Forfeited/expired............................  (129,479)       25.53
                                                     ---------       ------
       Outstanding at end of year................... 1,345,595        26.60
                                                     ---------       ------
       Options exercisable at end of year...........    93,165        25.20
                                                     ---------       ------

     1998
       Outstanding at beginning of year............. 1,001,863       $21.99
       Granted......................................   340,058        30.34
       Exercised....................................  (247,442)       15.89
       Forfeited/expired............................  (154,433)       20.40
                                                     ---------       ------
       Outstanding at end of year...................   940,046        24.63
                                                     ---------       ------
       Options exercisable at end of year...........    45,535        26.31
                                                     ---------       ------

                             DELHAIZE AMERICA, INC.

   The following table summarizes options outstanding and options exercisable as of December 30, 2000, and the related weighted average remaining contractual life (years) and weighted average exercise price.

    Options Outstanding

                                                          Weighted
                                                           Average                 Weighted
                                                          Remaining                Average
        Range of                 Number                  Contractual               Exercise
     exercise prices           Outstanding                  Life                    Price
     ---------------          ------------               -----------               --------
     $ 4.31-$10.00             2,568,263                     5.5                    $ 6.81
     $10.01-$20.00             2,914,958                     8.3                     14.82
     $20.01-$37.78             1,180,090                     6.8                     26.68
     -------------             ---------                     ---                    ------
     $ 4.31-$37.78             6,663,311                     6.9                    $13.83
     =============             =========                     ===                    ======

    Options Exercisable

                                                                                       Weighted
       Range of                                                                        Average
       exercise                          Number                                        Exercise
        prices                         Exercisable                                      Price
       --------                       ------------                                     --------
     $ 4.31-$10.00                     2,568,263                                        $ 6.81
     $10.01-$20.00                     1,255,715                                         12.30
     $20.01-$37.78                       261,512                                         23.74
     -------------                     ---------                                        ------
     $ 4.31-$37.78                     4,085,490                                        $ 9.58
     =============                     =========                                        ======

   The weighted average fair value at date of grant for options granted during 2000, 1999, and 1998 was $6.40, $10.57, and $7.86 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                                  2000 1999 1998
                                                                  ---- ---- ----
     Expected dividend yield (%).................................  3.0  1.8  1.5
     Expected volatility (%)..................................... 37.0 35.0 30.0
     Risk-free interest rate (%).................................  6.3  5.4  5.6
     Expected term (years).......................................  9.0  7.5  5.0

   The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock options granted in 2000, 1999 or 1998. Had compensation cost been determined based on the fair value at the grant date consistent with the provisions of this statement, the Company's pro forma net earnings and earnings per share would have been as follows:

                                                       2000     1999     1998
                                                     -------- -------- --------
                                                       (Dollars in thousands,
                                                               except
                                                          per share data)
     Net earnings--as reported...................... $155,486 $300,435 $272,585
     Net earnings--pro forma........................  152,692  299,687  272,144
     Basic earnings per share--as reported..........     0.94     1.91     1.71
     Basic earnings per share--pro forma............     0.92     1.91     1.71
     Diluted earnings per share--as reported........     0.92     1.91     1.71
     Diluted earnings per share--pro forma..........     0.91     1.91     1.70

   The Company has restricted stock plans for executive employees. These shares of stock will vest over five years from the grant dates. The weighted average grant date fair value for these shares is $18.91, $27.17 and $24.42 for 2000, 1999 and 1998, respectively. The Company recorded compensation expense related to restricted stock of $1.6 million, $0.3 million and $0.2 million in 2000, 1999 and 1998, respectively.

                             DELHAIZE AMERICA, INC.

   A summary of shares reserved for outstanding restricted stock grants for the last three fiscal years and activity during each year is presented below:

                                                                        Shares
                                                                        -------
     2000
       Outstanding at beginning of year...............................  160,048
       Granted........................................................  436,698
       Exercised......................................................  (76,686)
       Forfeited/expired..............................................   (3,519)
                                                                        -------
       Outstanding at end of year.....................................  516,541
                                                                        =======

     1999
       Outstanding at beginning of year...............................  141,059
       Granted........................................................   62,317
       Exercised......................................................  (28,168)
       Forfeited/expired..............................................  (15,160)
                                                                        -------
       Outstanding at end of year.....................................  160,048
                                                                        =======

     1998
       Outstanding at beginning of year...............................  105,734
       Granted........................................................   53,848
       Exercised......................................................   (9,603)
       Forfeited/expired..............................................   (8,920)
                                                                        -------
       Outstanding at end of year.....................................  141,059
                                                                        =======

   As of December 30, 2000, there were 7,243,944 shares of Class A common stock available for future grants.

14. Common Stock

   On December 30, 2000, approximately 25.9% and 11.3% of the issued and outstanding Class A non-voting common stock and 28.3% and 28.0% of the issued and outstanding Class B voting common stock was held, respectively, by Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Delhaize Group") and Delhaize The Lion America, Inc. ("Detla"), a wholly owned subsidiary of Delhaize. In the aggregate, Delhaize Group and Detla owned approximately 56.3% of the Class B voting common stock and 37.2% of the Class A non-voting common stock.

   The Delhaize Group and Delhaize America have announced an agreement for a share exchange pursuant to which Delhaize Group, through its ownership interests held in Delhaize and Detla, will exchange each outstanding share of Delhaize America common stock not currently held by Delhaize Group for 0.4 shares of Delhaize Group. The transaction is expected to be consummated in the second quarter of 2001.

   Holders of Class B common stock are entitled to one vote for each share of Class B common stock held, while holders of Class A common stock are not entitled to vote except as required by law.

   The Board of Directors of the Company may declare dividends with respect to Class A common stock without declaring and paying any dividends with respect to the Class B common stock. When dividends are declared with respect to the Class B common stock, the Board of Directors of the Company must declare a greater per share dividend to the holders of Class A common stock.

                             DELHAIZE AMERICA, INC.

   On September 9, 1999, the Company authorized a one-for-three reverse stock split of all outstanding shares of common stock. All share and per share data have been restated to give retroactive effect to the reverse stock split.

   The Company repurchased shares of its outstanding common stock in fiscal 1999 and 1998. In 1999, the Company repurchased 2,759,700 shares of Class A common stock at a cost of $89.3 million and 1,636,100 shares of Class B common stock at a cost of $53.4 million. In 1998, the Company repurchased 1,028,567 shares of Class A common stock at a cost of $32.0 million and 632,333 shares of Class B common stock at a cost of $18.2 million.

   During 1998, the Company's convertible subordinated debentures were redeemed, principally through the conversion into shares of the Company's Class A non-voting common stock. This transaction resulted in the issuance of 4,660,000 shares of Class A non-voting common stock for an aggregate conversion value, approximating the carrying value of the debentures, of $110.4 million based on the original terms for such conversion. The debentures not converted were redeemed for cash in the amount of approximately $3.8 million representing the face value of the debentures and accrued interest.

15. Interest Expense

   Interest expense consists of the following:

                                                         2000     1999    1998
                                                       -------- -------- -------
                                                        (Dollars in thousands)
   Other interest (net of $3.4, $2.8 and $2.4 million
    capitalized in 2000, 1999 and 1998,
    respectively)....................................  $150,423 $ 45,682 $36,560
   Interest on capital leases........................    62,634   58,138  58,774
                                                       -------- -------- -------
                                                       $213,057 $103,820 $95,334
                                                       ======== ======== =======

16. Commitments and Contingencies

   The Company is involved on various claims and lawsuits arising out of the normal conduct of its business. Although the ultimate outcome of these legal proceedings cannot be predicted with certainty, the Company's management believes that the resulting liability, if any, will not have a material effect upon the Company's consolidated results of operations, financial position or liquidity.

17. Related Parties

   On March 27, 2000, the Delhaize Group and the Company entered into an agreement (the "Shareholders Agreement") containing provisions regarding, among other things, the nomination of candidates for election to the Company's board of directors, the voting of securities beneficially owned by the parties to the Shareholders Agreement for the election of directors and the voting requirements applicable to specified actions by the board of directors. The Shareholders Agreement is effective until April 30, 2007, unless the Delhaize Group's aggregate ownership of voting shares of the Company is reduced below 10%, in which case the Shareholders Agreement would terminate at that time.

   The Company has entered into a joint venture with Delhaize Group regarding Bel-Thai Supermarket Co., Ltd. ("Bel-Thai"), a supermarket company based in Thailand. On January 18, 2000, the Company acquired, through a wholly-owned subsidiary, a 51% interest in Bel-Thai for approximately $3.9 million. Delhaize Group owns the remaining 49% interest in Bel-Thai. The Company subsequently contributed additional capital of approximately $5.6 million to Bel-Thai. The Company's share of Bel-Thai's operating loss for fiscal 2000 was not material to the Company's consolidated results of operations.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               DELHAIZE AMERICA, INC.



Dated: March 29, 2001          By: /s/ Michael R. Waller
                                  -----------------------------------
                                  Michael R. Waller
                                  Executive Vice President and General Counsel